EXHIBIT 99.1

Compass Therapeutics Reports 2026 Third Quarter Financial Results and Provides Corporate Update

  Compass is advancing preparations for a BLA submission for tovecimig in patients with BTC and plans to further engage with the FDA.
  Data from the COMPANION-002 study of tovecimig, including newly disclosed durability of response and crossover-adjusted OS analyses, were published in the Journal of Clinical Oncology and presented at the 2026 ESMO Congress in October.
  CTX-8371 (PD-1 x PD-L1 bispecific antibody) Phase 1 cohort expansions continue to enroll patients with triple-negative breast cancer, Hodgkin lymphoma and non-small cell lung cancer based on earlier responses in these indications. An update on the study is expected later this year.
  Data demonstrating a novel mechanism of action for CTX-10726 (PD-1 x VEGF-A bispecific antibody) was presented at the SITC Annual Meeting, highlighting its differentiated profile in the field. An update on the study is expected later this year.
  $163 million in cash and marketable securities at the end of Q3 2026, which is expected to fund operations into 2028.

BOSTON, Nov. 09, 2026 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases, today reported third quarter 2026 financial results and provided a business update.

“The third quarter was a period of sustained execution across our pipeline,” said Thomas Schuetz, MD, PhD, Chief Executive Officer and Vice Chairman of the Board of Directors. “We continue to prepare the BLA submission for tovecimig and are working to engage the FDA to bring this important therapy to patients with BTC as quickly as possible. The full COMPANION-002 results, now published in the Journal of Clinical Oncology and presented at ESMO, highlight the strength of the supportive data for tovecimig.”

“We are confident in the role tovecimig can play in the biliary tract cancer treatment landscape. We are committed to bringing tovecimig to patients as quickly as possible and the totality of the tovecimig data reinforces the urgency of our engagement with the FDA to define the most efficient path to a BLA submission.”

“Our pipeline assets are also nearing very meaningful inflection points in their development. Cohort expansions in patients with triple-negative breast cancer, Hodgkin lymphoma, and non-small cell lung cancer are going well for CTX-8371 and we expect to provide an update on the study later this year. Updates from the dose-escalation study of CTX-10726 are also expected on that same timeline and we are particularly excited about the differentiated potential for CTX-10726 in the PD-1xVEGF field based on the novel mechanistic data we just presented at SITC. CTX-10726 was shown to mediate VEGF-dependent cleavage of cell surface PD-1 – effectively turning PD1-positive cells into PD1-negative cells in the presence of VEGF and directly linking tumor angiogenesis with checkpoint inhibition.”

Pipeline Updates:

Tovecimig (DLL4 x VEGF-A bispecific antibody)

  BLA submission activities continue as the Company prepares to further engage with the FDA. In September 2026, the Company disclosed that the FDA recommended an additional study demonstrating a survival benefit before submission of a BLA. Compass does not believe that a new trial is warranted prior to submitting a BLA based on the data from the Phase 2/3 COMPANION-002 study and the urgent unmet medical need for patients with BTC.
  Full COMPANION-002 data was published in the peer-reviewed Journal of Clinical Oncology and presented at the 2026 European Society for Medical Oncology (ESMO) Congress.
    As previously reported, the study met its primary endpoint, with tovecimig plus paclitaxel demonstrating a statistically significant improvement in ORR of 18.0% vs. 5.3% with paclitaxel alone (p=0.0228). The study also met its key secondary endpoint of PFS with a median PFS of 4.7 vs. 2.6 months (HR=0.44, p<0.0001), representing a 56% reduction in the risk of disease progression or death.
    Responses were durable, with a median duration of response (DOR) of 4.9 months, and disease control rate (DCR) was also significantly improved (62.2% vs. 36.8%).
    The intent-to-treat overall survival (OS) analysis was confounded by the high rate of crossover and no statistically significant difference in OS was observed. To estimate the treatment effect had crossover not occurred, the JCO publication included a post hoc exploratory analysis using the Two-Stage Estimation, an established method for adjusting crossover, in which the OS hazard ratio was 0.85 (95% CI, 0.59–1.26; p=0.53).
    The safety profile was generally manageable and consistent with prior tovecimig studies and the anti-VEGF class, with no new safety signals identified
  Enrollment continues in the investigator-sponsored trial (IST) evaluating tovecimig plus first-line standard-of-care gemcitabine, cisplatin and durvalumab in patients with biliary tract cancer (BTC) (NCT06548412), with expansion to additional sites expected.
  Two additional investigator-sponsored trials (ISTs) of tovecimig are underway in the second-line setting. These include a study of tovecimig plus FOLFIRI in patients with colorectal cancer (NCT07662031) and a now-enrolling novel-novel combination study of tovecimig plus CTX-471 in patients with glioblastoma (NCT07392957). The Company is also evaluating additional ISTs and Company-sponsored studies of tovecimig in other indications.

CTX-8371 (PD-1 x PD-L1 bispecific antibody)

  Cohort expansions for CTX-8371 continue to enroll patients with triple-negative breast cancer (n=28), non-small cell lung cancer (n=28), and Hodgkin lymphoma (n=12) in the post-checkpoint inhibitor setting. These indications were selected based on the deep and durable responses observed in these indications in the dose escalation portion of the study. Half of the patients with each tumor type will be dosed at 3.0 mg/kg and half will be dosed at 10.0 mg/kg. An update on the study is expected later this year.

CTX-10726 (PD-1 x VEGF-A bispecific antibody)

  Data demonstrating a novel mechanism of action for CTX-10726 was presented at the Society for Immunotherapy of Cancer (SITC) 2026 Annual Meeting, highlighting its differentiated potential in the field. In preclinical studies, CTX-10726 was shown to cleave PD-1 receptors from T-cells in tumors expressing high levels of VEGF-A, linking angiogenic signaling directly to checkpoint inhibition. This VEGF-A-mediated effect was seen in vitro and in vivo with CTX-10726, and was not seen with pembrolizumab or bevacizumab.
  The ongoing Phase 1 multiple ascending dose-escalation study includes four doses (0.3, 1.0, 3.0, and 10.0 mg/kg) in a 3+3 dose-escalation design. The multi-center study is enrolling patients with a prioritized set of solid tumor indications, including locally advanced, unresectable or metastatic renal cell carcinoma, gastroesophageal cancer, hepatocellular carcinoma, and endometrial cancer, in whom standard of care therapies have failed. An update on the study is expected later this year.
  CTX-10726 is a tetravalent PD-1 x VEGF-A bispecific antibody discovered and engineered by the Company. CTX-10726 exhibited more potent PD-1 blockade compared with data reported for other drugs in the class in preclinical studies.

CTX-471 (CD137 or 4-1BB agonist antibody)

  Initiation of the Phase 2 trial of CTX-471 in tumors expressing NCAM (CD56) is ongoing. CTX-471 is a monoclonal antibody that targets a novel epitope of CD137 (4-1BB) and the study will evaluate patients with tumors expressing high levels of neural cell adhesion molecule (NCAM or CD56), building on Phase 1 data showing response and disease control were associated with high NCAM expression.
  The Phase 2 study (NCT07684170) is evaluating CTX-471 as a monotherapy in patients with locally advanced or metastatic Grade 3 NET or NEC, whose tumors are centrally confirmed to be NCAM (CD56)-positive by immunohistochemistry, who have received at least one prior line of chemotherapy, and who have exhausted other standard-of-care options. In stage one of the study, patients will be dosed with CTX-471 at the 0.3 mg/kg (n=18) and 0.6 mg/kg (n=18) dose levels. Advancement to the second stage of the study, with potentially 11 additional patients per dose, will be based on objective response rate. Initial data from the first stage of the study are expected in the second half of 2027.

Financial Results

Net loss for the quarter ended September 30, 2026, was $27.2 million or $0.15 per common share, compared to $14.3 million or $0.08 per common share for the same period in 2025. Net loss for the nine months ended September 30, 2026, was $70.6 million or $0.38 per common share, compared to $50.8 million or $0.34 per common share for the same period in 2025.

Research and Development (R&D) Expenses

R&D expenses were $22.0 million for the quarter ended September 30, 2026, as compared to $12.8 million for the same period in 2025, an increase of $9.2 million or 72%. This was primarily driven by $8.6 million of manufacturing costs related to tovecimig. R&D expenses were $55.0 million for the nine months ended September 30, 2026, as compared to $42.3 million for the same period in 2025, an increase of $12.7 million or 30%. This was primarily driven by driven by an increase of $11.1 million of manufacturing expense related to tovecimig.

General and Administrative (G&A) Expenses

G&A expenses were $6.8 million for the quarter ended September 30, 2026, as compared to $3.0 million for the same period in 2025, an increase of $3.8 million or 126%. This was primarily driven by an increase of $1.8 million in stock-based compensation expense and $1.5 million of pre-commercialization expenses. G&A expenses were $21.1 million for the nine months ended September 30, 2026, as compared to $12.7 million for the same period in 2025, an increase of $8.5 million or 68%. This was primarily driven by an increase of $3.8 million of stock-based compensation expense and $4.6 million of pre-commercialization expenses.

Cash Position

As of September 30, 2026, cash and marketable securities were $163 million as compared to $209 million as of December 31, 2025. The decrease was primarily driven by $48 million used in operating activities. Based on current operating plans, the anticipated cash runway is into 2028.

About Compass Therapeutics
Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. The company’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Compass has built a robust pipeline of novel product candidates designed to target multiple critical biological pathways required for an effective anti-tumor response. These pathways include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. The company plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The Company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com

Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Compass’s financial position to continue advancing its product candidates, expectations about cash runway, business and development plans, and statements regarding Compass’s product candidates, including their development and clinical trial milestones such as the expected trial design, timing of enrollment, patient dosing and data readouts, regulatory plans, interactions, and potential pathways with respect to Compass’s product candidates and the therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov, including without limitation Compass’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC.

Investor Contact
ir@compasstherapeutics.com
Media Contact
Anna Gifford, Chief of Staff
media@compasstherapeutics.com
617-500-8099

Compass Therapeutics, Inc. and Subsidiaries
Consolidated Statement of Operations
(unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$22,039	$12,826	$55,001	$42,297
General and administrative	6,761	2,991	21,077	12,552
Loss from operations	(28,800)	(15,817)	(76,078)	(54,849)
Interest income	1,629	1,558	5,436	4,076
Net loss	$(27,171)	$(14,259)	$(70,642)	$(50,773)
Net loss per share - basic and diluted	$(0.15)	$(0.08)	$(0.38)	$(0.34)
Basic and diluted weighted average shares outstanding	186,798	168,782	186,667	148,545

Compass Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,469	$30,643
Marketable securities	121,589	178,263
Prepaid expenses and other current assets	2,439	913
Total current assets	165,497	209,819
Property and equipment, net	402	102
Operating lease, right-of-use ("ROU") asset	8,031	9,099
Other assets	568	568
Total assets	$174,498	$219,588
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,316	$1,585
Accrued expenses	16,378	11,383
Operating lease obligations, current portion	1,674	1,000
Total current liabilities	24,368	13,968
Operating lease obligations, long-term portion	7,560	8,829
Total liabilities	31,928	22,797
Total stockholders' equity	142,570	196,791
Total liabilities and stockholders' equity	$174,498	$219,588